Exhibit 99.1

NEWS RELEASE
Contact:Karen Maffucci	48 South Service Road
Melville, NY 11747
(631) 465-3600

PARK ELECTROCHEMICAL REPORTS FIRST QUARTER RESULTS

Melville, New York, June 30, 2009......Park Electrochemical Corp. (NYSE-PKE) reported sales of $36,697,000 for its 2010 fiscal year first quarter ended May 31, 2009 compared to sales of $59,800,000 for the first quarter of last year.

Park reported net earnings of $3,074,000 for the first quarter ended May 31, 2009 compared to net earnings of $7,557,000 for last year’s first quarter.  Park's basic and diluted earnings per share were $0.15 for the first quarter ended May 31, 2009 compared to basic and diluted earnings per share of $0.37 for last year’s first quarter.  The gross profit as a percentage of sales was 25.1% for the first quarter ended May 31, 2009 compared to 24.4% for last year’s first quarter. Interest income was $688,000 for the first quarter ended May 31, 2009 compared to $1,672,000 for last year’s first quarter.

The Company will conduct a conference call to discuss its financial results at 11:00 a.m. EDT today.  Forward-looking and other material information may be discussed in this conference call.  The conference call dial-in number is (866) 393-8397 in the United States and Canada and (706) 902-3776 in other countries and the required passcode is 16180363.

For those unable to listen to the call live, a conference call replay will be available from approximately 2:00 p.m. EDT today through 11:59 p.m. EDT on Saturday, July 4, 2009.  The conference call replay can be accessed by dialing (800) 642-1687 in the United States and Canada and (706) 645-9291 in other countries and entering passcode 16180363 or on the Company's web site at www.parkelectro.com/investor/investor.html.

Any additional material financial or statistical data disclosed in the conference call will also be available at the time of the conference call on the Company’s web site at www.parkelectro.com/investor/investor.html.

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials principally for the telecommunications and internet infrastructure and high-end computing markets and advanced composite materials and parts principally for the aerospace markets.  Park’s core capabilities are in the areas of polymer chemistry formulation and coating technology. Park also specializes in the manufacture of complex composite aircraft and space vehicle parts.  The Company’s manufacturing facilities are located in Singapore, China, France, Connecticut, Kansas, Arizona, California and Washington.

Additional corporate information is available on the Company’s web site at www.parkelectro.com.

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The performance table (in thousands, except per share amounts–unaudited):

	13 Weeks Ended
	5/31/09	6/01/08

Sales	$36,697	$59,800

Net Earnings	$3,074	$7,557

Basic and Diluted Earnings Per Share:	$0.15	$0.37

Weighted Average Shares Outstanding:
Basic	20,471	20,366
Diluted	20,482	20,430

The comparative balance sheets (in thousands):

	5/31/09	3/01/09
	(unaudited)
Assets
Current Assets
Cash and Marketable Securities	$229,826	$225,294
Accounts Receivable, Net	20,920	22,433
Inventories	11,210	10,677
Other Current Assets	3,454	5,527

Total Current Assets	265,410	263,931

Fixed Assets, Net	47,953	48,777
Other Assets	14,623	14,871

Total Assets	$327,986	$327,579

Liabilities and Stockholders' Equity
Current Liabilities
Accounts Payable	$7,368	$8,480
Accrued Liabilities	10,292	11,425
Income Taxes Payable	5,301	4,381

Total Current Liabilities	22,961	24,286

Deferred Income Taxes	3,926	3,927
Other Liabilities	3,404	3,657

Total Liabilities	30,291	31,870

Stockholders’ Equity	297,695	295,709

Total Liabilities and Stockholders' Equity	$327,986	$327,579

Equity Per Share	$14.54	$14.45

Detailed operating information (in thousands - unaudited):

	13 Weeks Ended
	5/31/09	6/01/08
Net Sales	$36,697	$59,800
Cost of Sales	27,489	45,227
%	74.9%	75.6%

Gross Profit	9,208	14,573
%	25.1%	24.4%

Selling, General and Administrative
Expenses	5,917	6,334
%	16.1%	10.6%

Earnings from Operations	3,291	8,239
%	9.0%	13.8%

Interest Income	688	1,672
%	1.8%	2.8%

Earnings before Income Taxes	3,979	9,911
%	10.8%	16.6%

Income Tax Provision	905	2,354
Effective Tax Rate	22.7%	23.8%

Net Earnings	3,074	7,557
%	8.4%	12.6%

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